UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2010

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2010, we entered into the Third Amended and Restated Credit and Security Agreement (“Credit Facility”) among Epiq Systems, Inc. and the domestic subsidiaries named therein as borrowers, a syndicate of banks as lenders, KeyBank as lead arranger, sole book runner and administrative agent, Silicon Valley Bank as syndication agent, Compass Bank and PNC Bank as co-documentation agents, and HSBC Bank. The Credit Facility amends, restates and replaces the Second Amended and Restated Credit and Security Agreement dated as of July 30, 2008.

The Credit Facility, which continues to provide for a senior revolving loan, increased the aggregate amount of funds available from $100.0 million to $140.0 million and extended the maturity date from July 2011 to June 2014.  During the term of the Credit Facility, we have the right, subject to compliance with the covenants, to increase the borrowings to a maximum of $200.0 million, an increase from the $175.0 million maximum in our previous facility. The Credit Facility is secured by liens on our real property and a significant portion of our personal property.  Interest on the Credit Facility is generally based on a spread, ranging between 225 and 325 basis points, over the LIBOR rate.

No amounts were borrowed under the Credit Facility as of the date of this report.  Consistent with the previous facility, the amount that we may borrow under the Credit Facility is reduced by the amount of our outstanding letters of credit, of which $1.2 million were outstanding as of the date of this report.

The Credit Facility contains financial covenants related to earnings before interest, provision for income taxes, depreciation, amortization and other adjustments as defined in the Credit Facility and total debt.  In addition, the Credit Facility also contains financial covenants related to senior debt, fixed charges, and working capital.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The press release announcing the retirement of the convertible notes and the amended credit facility is furnished as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On June 10, 2010, $27.2 million of our contingent convertible subordinated notes were converted, at the election of the noteholders, into 2.3 million shares of common stock based on an $11.67 conversion price pursuant to the note agreement.  On June 15, 2010, the remaining outstanding notes matured resulting in a payment of $22.8 million, plus accrued interest, which was funded entirely from cash on hand.  The notes were originally issued in 2004 with an aggregate principal amount of $50.0 million bearing interest at a fixed 4% per annum.

As of June 15, 2010, our diluted weighted average share calculation will be reduced by approximately 2.0 million shares, short-term debt will be reduced by $50.0 million, annual interest expense of $2.0 million is eliminated and stockholders’ equity will be increased by $27.2 million.

The press release announcing the retirement of the convertible notes and the amended credit facility is furnished as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

10.1 — Third Amended and Restated Credit and Security Agreement dated as of June 9, 2010, among Epiq Systems, Inc. and the domestic subsidiary borrowers named therein, KeyBank National Association, as Lead

Arranger, Sole Book Runner and Administrative Agent, Silicon Valley Bank as Syndication Agent, Compass Bank and PNC Bank National Association as Co-Documentation Agents, and the lenders named therein.

99.1 — Press release, dated June 15, 2010, announcing the retirement of the convertible debt and expansion of the senior revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: June 15, 2010

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director